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                                                                   Exhibit 10.10

                     Madison River Telephone Company, LLC
                           Long Term Incentive Plan
                         Plan Provisions and Features

MRTC would establish the Long Term Incentive Plan effective November 1, 1998:

 .    Help to attract, retain and reward highly-qualified employees who will contribute in exceptional ways to the long-term financial success of the Company and its subsidiaries;

 .    Provide employees with a greater financial stake in the future of the
     Company and its subsidiaries through incentive based compensation consistent with the objectives of investors.

Key Features and Concepts:
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Incentive awards shall be paid from a Pool funded through 35% of the Class B member interest of MRTC.

Process:
         . Based on management recommendation, the Board will review and approve a Participant's Grant.
         . Board may review and approve Grants at any time during the year. Grant recommendations are based on that Participant's base salary at the time of recommendation, and are expressed in dollars as the maximum amount that could be paid out.
         . Participant's approved Grant is divided by 12 and awarded over the next 12 months.
         . No amount of Grant that has been awarded to the participant is vested until the Vesting
         . Vesting Event and then only if the Participant is an employee at the time of pay-out.
         . Vesting Event is defined as the time when the Pool is actually funded with distributions from Class B incentive shares and such distributions are free and clear of any and all restrictions encumbering pay-outs to Participants.
         .  Participant pay-out will be the lesser of:
               1. The sum of that Participant's Grants approved by the Board during Participant's service with the Company; or
               2. In the event there is not enough in the Pool to fulfill all Grants, a Participant receives a pro-rata share using as the numerator the sum of that Participant's Grants (as described above) and using as the denominator the sum of all Grants in the Plan multiplied by the amount available for pay-out to all Participants.
         . Pay-out may be in the form of securities, notes or cash based on the form of funding for the Vesting Event. The terms of this Plan may be changed or amended in order to accommodate such funding.
         . In the event a Participant has unawarded Grants at that time of pay-out, Plan shall provide a delayed pay-out for the unawarded portions.
         . In the event funds remain in the incentive pool after all Participant awards have been paid in full, management will recommend to the Board for approval awards to non-participating employees.
         . Termination of service, retirement or death will result in loss of Grants or awards. There are no beneficiary designation requirements for Participants.
         . The Plan shall be administered by the Board with recommendation of management.
         .  The plan may be amended by the Board at any time
         . There is no taxable event at the time of the grant, however, at payout of grant, appropriate payroll taxes will apply. For further details it is suggested that the employee seek personal tax advice.